Exhibit 99.1
Arcadia Resources Announces Fourth Quarter and Fiscal 2009 Year-End Results
•	Q4 DailyMedTM Sales Increase 43% Over Third Quarter and 80% Over Prior Year Quarter
•	Q4 Home Care Sales Up 10% From Same Quarter a Year Ago and 10% for Full Year
•	$29.3 Million in One-Time Charges relating to Asset Impairment Charges, Debt Restructuring Costs, Loss on the Sale of Discontinued Operations
INDIANAPOLIS, INDIANA, June 25, 2009 — Arcadia Resources, Inc. (NYSE Alternext: KAD), a leading provider of home care, medical staffing and pharmacy services under the Arcadia HealthCareSM brand, today announced results for its fiscal fourth quarter and year ended March 31, 2009.
The fourth quarter was marked by significant sales growth in the Company’s core pharmacy and home care operations, offset by a reduction in sales in its medical staffing business and the previously announced disposition of non-core businesses. Arcadia also recorded one-time charges of $29.3 million associated with its efforts to streamline the business and improve its balance sheet over the long term.
For the fourth quarter of fiscal 2009, Arcadia reported net revenues from continuing operations of $25.9 million, essentially the level same as the fourth quarter of fiscal 2008. Arcadia reported a net loss from continuing operations of $32.7 million, compared with a net loss of $4.5 million for the fiscal 2008 fourth quarter. The loss in the 2009 fourth quarter reflected the impact of several one-time charges taken during the quarter, including asset impairment charges of $23.5 million, a $4.2 million charge for costs associated with the Company’s recently completed debt restructuring, and a $544,000 loss on the sale of discontinued operations. The asset impairment charges primarily related to the Pharmacy business, reflecting the Company’s decision to focus its Pharmacy business model on the fast-growing DailyMed platform and key strategic alliances.
“The large net loss in the fourth quarter from significant one-time charges masks the tremendous progress we made in strengthening our financial position and focusing the business for growth,” said Marvin R. Richardson, President and Chief Executive Officer of Arcadia. “We experienced substantial growth in our DailyMed business last year and have similar strong momentum in the first quarter, including a new relationship with WellPoint. Likewise, our home care business grew by double-digits, and we believe there is significant potential for further growth as we can now focus our resources on delivering on our vision of Keeping People At Home and Healthier Longer.”
Arcadia reported an 80% increase in sales for its DailyMed medication management system in the 2009 fourth quarter compared to the prior year quarter, as well as a 43% increase in DailyMed sales over the third quarter of 2009. The Company also reported a 10% increase in fiscal 2009 fourth quarter sales compared to the same period a year ago for its Arcadia Home Care unit, and a 10% increase for the full year. Operating cash from all operations improved for the quarter, with the fourth quarter of fiscal 2009 generating positive cash flow of $740,000, compared to cash usage of $22,000 in the year-ago period.
For the year ended March 31, 2009, excluding discontinued operations, Arcadia reported net revenues of $106.1 million compared with net revenues of $104.8 million in 2008. For fiscal 2009, Arcadia reported a net loss from continuing operations of $43.0 million compared to a net loss from continuing operations of $14.2 million in the previous fiscal year.
The Company also announced that it signed a commitment letter to extend its credit line with Comerica Bank. This line of credit was set to mature in October 2009 but will be extended to August 2011.

“The commitment from Comerica to extend the credit line is the last piece of the debt restructuring we initiated late last year,” said Matt Middendorf, Arcadia’s Chief Financial Officer. “In March 2009, we extended the majority of our long-term debt to 2012 and raised an additional $3 million. This debt restructuring was a critical milestone in securing the flexibility and position we need to grow in the short and long term.”
Arcadia recently sold several non-strategic business lines, including its home health equipment (HHE) business, its industrial staffing business and its retail pharmacy software business. The proceeds of these asset sales have been used to reduce debt and to provide funding to grow the Company’s remaining businesses. The businesses sold in May and June have been treated as discontinued operations in the full year financial statements and prior periods have been restated to reflect the discontinued operations. Including these discontinued operations, the Company’s net loss for fiscal 2009 was $46.5 million, compared with a net loss of $23.4 million for the prior year, and its net loss for the 2009 fourth quarter was $36.7 million compared with a net loss of $3.1 million in the 2008 fourth quarter.
“In fiscal 2009, our board and management team created a strategic plan to sell non-core business units, streamline our business model, restructure our debt and and invest additional resources into our high-growth DailyMed product and our Arcadia Home Care/Medical Staffing division,” said Richardson. “By all these measures, 2009 was a success as we completed several initiatives and now have a clear focus and positive momentum moving into fiscal 2010.”
Fourth Quarter Results — Continuing Operations
Arcadia reported fourth quarter revenues from continuing operations of $25.9 million, a 2.8% decline from the third quarter of 2009 and essentially level with the fourth quarter a year ago. Arcadia’s significant growth in DailyMed sales and increased sales in its home care business were offset by reductions in sales in the medical staffing business, which reflect soft market conditions in the temporary medical staffing market. The Company’s gross margin from continuing operations remained steady at 29.2%, compared with 29.1% for the same period in 2008 and 29.5% in the 2009 third quarter.
Highlights by segment include:
•	Pharmacy: Pharmacy segment revenues, which now include only the Company’s DailyMed™ medication management system, increased 80% to $2.2 million for the fourth quarter of 2009 as compared to $1.2 million for the same quarter of 2008. The Company continues to add new patients from the Indiana Care Select program and recently announced a new program with WellPoint that is soon to be rolled out in five states.
•	Home Care/Medical Staffing: The Company’s Services segment, which includes the Home Care and Medical Staffing business, reported net revenues of $23.2 million for the 2009 fourth quarter compared to net revenues of $24.0 million for the same period a year ago. Home Care revenues increased by $1.6 million or 10% compared to the same period last year, offset by a $1.9 million decline in medical staffing revenues. Demand for per diem and travel nurse staffing remains soft, driven by low patient admission levels and overall economic conditions.
Year-End Results — Continuing Operations
Arcadia reported a 1.3% increase in net revenues to $106.1 million in the fiscal 2009, reflecting strong Home Care and DailyMed sales, offset by double-digit declines in Medical Staffing sales. The Company’s gross margin improved by 0.7% to 29.9% for the full year 2009 compared. The Company’s Home Care and Medical Staffing business gross margins improved from 29.2% for fiscal 2008 to 30.5%, reflecting the increased sales of higher margin Home Care business and reductions in the Company’s workers compensation expense.

The 2009 net loss from continuing operations was $43.0 million, compared to a net loss of $14.2 million for 2008. The Company recorded one-time charges of $29.3 million during the current year. Without these charges, the net loss would have been essentially the same as the net loss incurred in the prior year. The one-time charges included $23.5 million in asset impairment charges; $4.5 million related to the restructuring of $24 million of the Company’s long-term debt in March; and $1.3 million in charges related to discontinued operations.
Cash flow from all operations was a positive $778,000 for 2009, compared with net cash from operations used of $7.1 million in 2008.
Full year highlights were:
•	Pharmacy: Pharmacy segment revenues increased 19% to $6.0 million for 2009 as compared to $5.1 million in the prior year.
•	Services: The Company’s Services segment reported net revenues of $97.5 million in 2009, a modest increase over net revenues of $96.6 million in 2008. Within the Services segment, Home Care revenues increased by $6.2 million, or 10%, offset by a $5.2 million decline in medical staffing revenues.
Management’s Outlook
“We continue to be pleased with the adoption of DailyMed by consumers and payers alike, as evidenced by the 43% sequential quarter increase in sales for DailyMed in the fourth quarter. DailyMed will continue to be a significant growth driver in 2010 and beyond,” said Richardson. “We will begin enrolling additional lives from our new WellPoint agreement at the beginning of July, and we continue to add patients from the Indiana Care Select program and other payers. We expect DailyMed revenue to grow significantly in fiscal 2010. Our fiscal 2010 first quarter DailyMed revenues are expected to increase more than 40% from last quarter, and we expect to see the positive effects of the new WellPoint program in the second quarter.
“We also expect Home Care revenues to grow 6% to 8% over fiscal 2009 levels,” Richardson added. In contrast, our medical staffing revenues remain at lower levels year-over-year due to the economic recession. It is unclear when revenues in that segment will recover, but we are well positioned when that market segment recovers.
“Our focus as a management team remains on continued SG&A expense reductions and a highly disciplined approach to managing our cash resources,” Richardson continued. “However, as we continue to ramp-up our DailyMed revenues and reduce our corporate SG&A expenses in light of recent asset sales, we expect to incur a loss in the first quarter ending June 30, 2009, and expect to have negative operating cash flow. We do, however, expect to see sequential improvement during the course of the year.”
Richardson concluded: “Though we are never pleased with a loss, fiscal 2009 was unquestionably an important year and a major step forward. We have narrowed our scope, though certainly not our opportunity, and we’re committed to becoming part of the new wave of healthcare delivery that is both efficient for the providers and convenient for consumers, while delivering long-term value for our shareholders. DailyMed provides a proven and innovative solution to reduce the soaring costs of health care in America, and there is a great deal of rhetoric about such initiatives, we’re actually executing in the real world with real results as evidenced by interest from legislators and strategic partners alike.”

Capital Resources and Liquidity
At March 31, 2009, the Company had $1.5 million in cash and cash equivalents on its balance sheet and had access to $2.9 million in additional line of credit availability, resulting in total cash and availability of $4.4 million, compared to total cash and availability of $6.4 million at March 31, 2008. The primary reason for the reduction in cash and availability was the lower borrowing base under the Comerica credit line as the level of accounts receivable in the Services segment declined during the year.
Arcadia reported positive cash flow from all operations of $740,000 for the quarter and $778,000 for the year ended March 31, 2009, compared with cash used in operations of $7.1 million in fiscal 2008. Operating cash flows reflect $2.2 million of non-cash interest expense during fiscal 2009 versus $200,000 in fiscal 2008. Consolidated cash flow was a negative $4.8 million for fiscal 2009, as compared with positive consolidated cash flow of $3.4 million in fiscal 2008.
FY 09 Restructuring Highlights
•	Debt Restructuring: In March 2009, Arcadia completed a debt restructure of approximately $24 million in principal amount (plus accrued interest) of secured and unsecured promissory notes and received an additional $3 million in loans, principally from its two largest shareholders. The restructured notes, previously set to mature in October and December 2009, were exchanged for new promissory notes totaling approximately $27 million, inclusive of the $3 million working capital loan. The new notes have a maturity of April 2012. In June 2009, the Company signed a commitment letter to extend its credit line with Comerica Bank through August 2011.
•	Non-Core Asset Sales: In May and June 2009, Arcadia sold its Home Health Equipment (HHE), industrial staffing and retail pharmacy software businesses in four separate transactions. Total cash proceeds received at the closings were $9.2 million. In addition, the transactions include holdback provisions for an additional $1.5 million, which is to be paid out over the next 18 months assuming certain conditions are met. The Company used $6.0 million of the cash proceeds received at the closings to reduce its debt. Arcadia will use the net cash proceeds to support its rapidly growing DailyMed business.
Conference Call Information
Arcadia will conduct a conference call and simultaneous Internet webcast to review these financial results on Thursday, June 25, 2009, at 11:00 a.m. (Eastern Daylight Time). Marvin R. Richardson, Arcadia HealthCare’s President and Chief Executive Officer, will host the call. Also joining the call will be Chief Financial Officer Matthew R. Middendorf, Chief Operating Officer Steve Zeller, Executive Vice President of Sales & Marketing John Brady and our newly named Vice President of Pharmacy Operations Charlie Goodall..
To access the webcast, visit the Company’s website at www.arcadiahealthcare.com,5-10 minutes prior to the start time and click on the webcast link. The webcast will also be accessible on www.investorcalendar.com.
The conference call also may be accessed by telephone by dialing 1-877-407-0782 (for U.S.-based callers) or 1-201-689-8567 (for international callers).
A replay of the webcast will be available approximately one hour after the completion of the call and will be accessible on www.investorcalendar.com until September 25, 2009. A telephone replay will be available by dialing 1-877-660-6853 (for U.S.-based callers) or 1-201-612-7415 (for international callers). For the replay, callers must use the account number 286 and Conference ID number 325819. The telephone replay will be available until July 7, 2009.

About Arcadia HealthCare
Arcadia HealthCare is a service mark of Arcadia Resources, Inc. (NYSE Amex: KAD), and is a leading provider of home care, medical staffing and pharmacy services under its proprietary DailyMed program. The Company, headquartered in Indianapolis, Indiana, has 72 locations in 21 states. Arcadia HealthCare’s comprehensive solutions and business strategies support the Company’s vision of “Keeping People at Home and Healthier Longer.”
DailyMed ™ Pharmacy dispenses a monthly cycle of a patient’s prescriptions, over-the-counter medications and vitamins, and organizes them into pre-sorted packets clearly marked with the date and time the medications should be taken. In the dispensing process, a DailyMed pharmacist reviews each patient’s medication profile and utilizes state-of-the-art medication therapy management tools in order to improve the safety and efficacy of the medications being dispensed. A DailyMed pharmacist provides routine communication with the patient, the primary care physician, caregivers and payers in order to maximize the pharmaceutical care administered. The DailyMed program improves patient care and drug utilization while reducing drug and hospitalization costs for private and government payers.
Forward Looking Statements
Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended and otherwise within the meaning of court opinions construing such forward-looking statements. The Company claims all safe harbor and other legal protections provided to it by law for all of its forward-looking statements. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, estimates, uncertainties and other factors, which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized, including our estimates of consumer demand for our services and products, required capital investment, competition, and other factors. Actual events and results may differ materially from those expressed, implied or forecasted in forward-looking statements due to a number of factors. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the Company’s filings with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” and elsewhere in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in our press release are: (i) we cannot be certain or our ability to generate sufficient cash flow to meet our obligations on a timely basis; (ii) we may be required to make significant business investments that do not produce offsetting increases in revenue; (iii) we may be unable to execute and implement our growth strategy; (iv) we may be unable to achieve our targeted performance goals for our business segments; and (v) other unforeseen events may impact our business. The forward-looking statements speak only as of the date hereof. The Company disclaims any obligation to update or alter its forward-looking statements, except as may be required by law.
Contact:
Matthew Middendorf
Chief Financial Officer
mmiddendor@arcadiahealthcare.com
317-569-8234 x106

Consolidated Balance Sheets
(Unaudited)
($000’s)

	March 31, 2009
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$1,522	$6,351
Accounts receivable, net of allowance of $3,386 and $2,507, respectively	15,679	16,093
Inventories, net	863	442
Prepaid expenses and other current assets	1,615	2,409

Total current assets	19,679	25,295
Property and equipment, net	2,308	2,161
Goodwill	17,053	30,524
Acquired intangible assets, net	8,305	18,410
Other assets	590	175
Assets of discontinued operations	11,308	21,692

Total assets	$59,243	$98,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Lines of credit, current portion	$9,563	$250
Accounts payable	2,765	1,476
Accrued expenses:
Compensation and related taxes	2,986	2,175
Interest	89	92
Other	1,313	1,332
Payable to affiliated agencies	1,284	1,098
Long-term obligations, current portion	596	99
Capital lease obligations, current portion	59	96
Deferred revenue	—	29
Liabilities of discontinued operations	2,037	3,523

Total current liabilities	20,692	10,170
Lines of credit, less current portion	1,763	22,492
Long-term obligations, less current portion	26,918	15,690
Capital lease obligations, less current portion	37	108

Total liabilities	49,410	48,460

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value, 5,000,000 shares authorized, none outstanding	—	—
Common stock, $.001 par value, 200,000,000 shares authorized; 161,249,529 shares and 133,113,440 shares issued, respectively	161	133
Additional paid-in capital	135,920	129,442
Accumulated deficit	(126,248)	(79,778)

Total stockholders’ equity	9,833	49,797

Total liabilities and stockholders’ equity	$59,243	$98,257

Consolidated Statements of Operations
(Unaudited)
($000’s, except for per share data)

	Three Month Period Ended		Fiscal Year Ended
	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
Revenues, net	$25,943	$25,914	$106,132	$104,819
Cost of revenues	18,379	18,374	74,370	74,230

Gross profit	7,564	7,540	31,762	30,589
Selling, general and administrative	10,826	9,776	40,483	37,976
Depreciation and amortization	573	353	2,016	1,860
Goodwill and intangibile asset impairment	23,511	—	23,511	—

Total operating expenses	34,910	10,129	66,010	39,836
Operating loss	(27,346)	(2,589)	(34,248)	(9,247)
Other expenses:
Interest expense, net	1,031	1,284	4,072	4,317
Loss on extinguishment of debt	4,239	—	4,487	—
Other	48	102	75	129

Total other expenses	5,318	1,386	8,634	4,446

Loss from continuing operations before income taxes	(32,664)	(3,975)	(42,882)	(13,693)
Current income tax expense	2	479	122	535

Loss from continuing operations	(32,666)	(4,454)	(43,004)	(14,228)
Discontinued operations:
Loss from discontinued operations	(4,046)	1,362	(2,208)	(6,781)
Net loss on disposal	—	—	(1,258)	(2,389)

	(4,046)	1,362	(3,466)	(9,170)

NET LOSS	$(36,712)	$(3,092)	$(46,470)	$(23,398)

Weighted average number of common shares outstanding	137,665	126,476	134,583	122,828
Basic and diluted net loss per share:
Loss from continuing operations	$(0.24)	$(0.04)	$(0.32)	$(0.12)
Loss from discontinued operations	(0.03)	0.02	(0.03)	(0.07)

Net loss per share	$(0.27)	$(0.02)	$(0.35)	$(0.19)

Cash Flow Statement
(Unaudited)
($000’s)

	Fiscal Year Ended
	March 31, 2009	March 31, 2008
Operating activities
Net loss for the year	$(46,470)	$(23,398)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	4,433	3,309
Depreciation and amortization of property and equipment	4,505	4,569
Amortization of intangible assets	1,850	2,519
Goodwill and intangible asset impairment	26,455	1,900
Loss on extinguishment of debt	4,487	—
Non-cash interest expense	2,215	218
Loss on business disposals	1,258	2,389
Loss on disposal of property and equipment	75	128
Gain on settlement of debt with common stock	—	(121)
Reduction in expense due to return of common stock previously issued	—	(252)
Amortization and write off of debt discount and deferred financing costs	972	—
Stock-based compensation expense	1,654	3,014
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(856)	6,188
Inventories	(1,652)	(1,269)
Other assets	515	(536)
Accounts payable	1,278	(5,189)
Accrued expenses	7	(32)
Due to affiliated agencies	81	175
Deferred revenue	(29)	(733)

Net cash provided by (used in) operating activities	778	(7,121)

Investing activities
Business acquisitions, net of cash acquired	(675)	(507)
Purchase of intangible assets	—	—
Proceeds from business disposals	670	5,781
Purchases of property and equipment	(1,281)	(1,274)

Net cash provided by (used in) investing activities	(1,286)	4,000

Financing activities
Proceeds from issuance of notes payable	3,000	—
Net advances (payments) on lines of credit	(6,416)	(214)
Payments on notes payable and capital lease obligations	(705)	(5,750)
Payment of fee associated with prior period refinancing	(200)	—
Proceeds from issuance of common stock, net of fees	—	12,442
Proceeds from exercise of stock options/warrants	—	—

Net cash provided by (used in) financing activities	(4,321)	6,478

Net change in cash and cash equivalents	(4,829)	3,357
Cash and cash equivalents, beginning of year	6,351	2,994

Cash and cash equivalents, end of year	$1,522	$6,351

Quarterly Income Statement Fiscal 2009
(Unaudited)
($000’s, except for per share data)

	Three Months Ended				Year Ended
	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	March 31, 2009
Services	$25,006	$24,824	$24,505	$23,202	$97,537
Pharmacy	1,107	1,214	1,526	2,172	6,019
Catalog	665	681	661	569	2,576

Revenue	26,778	26,719	26,692	25,943	106,132
Cost of revenues	18,668	18,504	18,819	18,379	74,370

Gross profit	8,110	8,215	7,873	7,564	31,762
Selling, general and administrative	10,213	10,050	9,394	10,826	40,483
Depreciation and amortization	395	548	500	573	2,016
Goodwill and intangible asset impairment	—	—	—	23,511	23,511

Total operating expenses	10,608	10,598	9,894	34,910	66,010
Operating loss	(2,498)	(2,383)	(2,021)	(27,346)	(34,248)
Other expenses:
Interest expense, net	956	1,054	1,031	1,031	4,072
Loss on extinguishment of debt	248	—	—	4,239	4,487
Other	2	25	—	48	75

Total other expenses	1,206	1,079	1,031	5,318	8,634

Loss from continuing operations before income taxes	(3,704)	(3,462)	(3,052)	(32,664)	(42,882)
Current income tax expense	196	198	(274)	2	122

Loss from continuing operations	(3,900)	(3,660)	(2,778)	(32,666)	(43,004)
Loss from discontinued operations	612	426	(458)	(4,046)	(3,466)

NET LOSS	$(3,288)	$(3,234)	$(3,236)	$(36,712)	$(46,470)

Weighted average number of common shares outstanding	131,688	133,019	135,949	137,665	134,583
Basic and diluted net loss per share:
Loss from continuing operations	$(0.03)	$(0.03)	$(0.02)	$(0.24)	$(0.32)
Loss from discontinued operations	0.01	—	—	(0.03)	(0.03)

Net loss per share	$(0.02)	$(0.03)	$(0.02)	$(0.27)	$(0.35)